EXHIBIT 10.1

EMPLOYMENT AGREEMENT

(Roger S. Markfield)

THIS AGREEMENT is by and between American Eagle Outfitters, Inc. ("Company") and Roger S. Markfield ("Executive"), and is effective as of the date it has been fully executed by both parties. It supercedes and replaces all prior employment agreements between the Company and Executive.

Executive has served as Company's Chief Merchandising Officer since 1993 and has led the development of Company's merchandising processes and its successful growth over the last ten years. Executive desires to continue to provide services to Company as provided in this Agreement. Company agrees to continue to employ Executive as President and Vice-Chairman, and Executive hereby accepts this offer of continued employment and agrees to serve Company subject to the general supervision, advice and direction of Company's CEO & Board of Directors ("Board"), and upon the following terms and conditions:

1. TERM. Executive will be employed on a full time basis during fiscal 2005 until January 28, 2006 and will be employed on a part time basis during fiscal 2006 until February 3, 2007 unless sooner terminated as provided herein (the "Active Term"); and this Agreement shall continue thereafter on the terms set forth in paragraph 3.9.

2. POSITION AND DUTIES. During fiscal 2005, Executive shall continue to be employed on a full time basis as Company's President and Vice-Chairman, and, during fiscal 2006, Executive shall be employed as Vice Chairman on a part time basis of approximately 39 days per fiscal quarter, in each case with such authority and duties as are customary for his position, and shall perform such other services and duties as the CEO & Board may from time to time designate.

        2.1. During the Active Term, Executive agrees to devote his full business time, best efforts, and undivided attention to the business and affairs of Company, except for any vacations, illness, or disability. During the Active Term, Executive shall not engage in any other businesses that would interfere with his duties, provided that nothing contained herein is intended to limit Executive's right to make passive investments in the securities of publicly-owned companies or other businesses which will not interfere or conflict with his duties hereunder or, with the prior consent of the Chairman, to sit on the boards of other businesses.

        2.2. Executive agrees that he shall at all times observe and be bound by all rules, policies, practices, and resolutions heretofore or hereafter adopted in writing by the Company which are generally applicable and provided to Company's officers and employees and which do not otherwise conflict with this Agreement.

        2.3. Company shall indemnify Executive in the performance of his duties and responsibilities and advance expenses in connection therewith to the same extent as other senior executives and officers. Such rights shall not be subject to arbitration under paragraph 6.

3. COMPENSATION.

        3.1. BASE SALARY. During the Active Term, Company shall continue to pay Executive an annual base salary of $950,000.00 in fiscal 2005 and an annual base salary of $570,000.00 in fiscal 2006 as compensation for his services hereunder, payable in equal installments in accordance with Company's payroll practices for executive employees. Company's Board may increase Executive's base salary at their discretion.

        3.2. INCENTIVE BONUS. During the Active Term, Executive will continue to be eligible to receive an annual incentive bonus targeted at 100% of his base salary with potential to receive up to 200% of base salary as a 'maximum' bonus, under the Company's Management Incentive Plan," or any successor plan ("the Bonus Plan"). The Bonus Plan conditions the payment of this annual performance bonus based on achievement of pre-determined performance goals set forth in writing and based on objective measurements all established by the Board's Compensation and Stock Option Committee ("Committee"). Committee must verify that the performance goals and other material terms are met prior to payment. It is the parties' intention that the Bonus Plan be adopted and administered in a manner that enables Company to deduct for federal income tax purposes the amount of any annual incentive bonus. The incentive bonus determined to be due, if any, will be paid within 120 calendar days after the close of Company's fiscal year and completion of an outside audit by Company's then current outside audit firm.

        3.3. STOCK.

3.3.1. Restricted Stock. During the Active Term, the CEO shall recommend to the Committee that Executive receive a grant of restricted stock of 100,000 shares of Company's common stock for fiscal 2005 and a grant of shares of restricted stock having a grant date value of $4,000,000.00 (as reasonably determined by the Committee) for fiscal 2006, and each grant will be made pursuant to and subject to all terms and conditions set forth in the in Company's 1999 Stock Incentive Plan, or any successor plan ("the Stock Plan"). Pursuant to the terms of the Stock Plan, the Committee will condition the vesting of this restricted stock based on achievement of pre-determined performance goals set forth in writing and based on objective measurements all established by the Committee. Committee must verify that the performance goals and other material terms are met prior to vesting. If the performance goals are not met then the restricted stock will be forfeited. It is the parties' intention that the Stock Plan be adopted and administered in a manner that enables Company to deduct for federal income tax purposes the full value of all annual restricted stock grants. The delivery of restricted stock earned, if any, will be made after certification by the Committee of achievement of performance goals following completion of the audit of the annual financial statements by Company's then current outside audit firm. The parties acknowledge that the grant of any restricted shares by the Committee is contingent upon the availability of shares under the Stock Plan.

3.3.2. Stock Options. For fiscal 2005, the CEO shall recommend to the Committee that Executive receive a stock option grant for 200,000 shares of Company's common stock, exercisable at the fair market value on the grant date and vesting over three years and otherwise pursuant to and subject to all terms and conditions set forth in Company's Stock Plan and in a manner consistent with the Company's then current compensation policies. The fiscal 2005 grant will be Executive's only stock option grant.

        3.4. VACATION. During the Active Term of this Agreement, Executive shall be entitled to vacation commensurate with other senior executives. The dates of said vacations shall be mutually agreed upon by Company's Chairman and Executive.

        3.5. CAR. During the Active Term, Company will continue to provide Executive with a car. Any amount included in Executive's W-2 wages relative to this car shall be grossed up for tax purposes. (The term " grossed up" as used in this Agreement refers to a payment to Executive in an amount that, after reduction for any income or excise taxes due, is equal to the net amount payable.)

        3.6. BUSINESS EXPENSES. Company shall pay, advance or reimburse Executive for all normal and reasonable business-related expenses, including travel expenses, incurred in the performance of his duties on the same basis as paid to other senior executives. Company shall furnish Executive with company credit cards provided to other senior executives for use solely in the performance of his duties. Company will also pay for legal expenses, for purposes of assistance with this agreement, up to $15,000 as a one-time expense.

        3.7. TAXES. The compensation provided to Executive hereunder shall be subject to any withholdings and deductions required by any applicable tax laws.

        3.8. BENEFIT PLANS. Executive is entitled to participate in any deferred compensation or other employee benefit plans, including any profit sharing or 401(k) plans; group life, health, hospitalization and disability insurance plans; deferred compensation plans; discount privileges; incentive bonus plans; and other employee welfare benefits made available generally to, and under the same terms as, Company's executives.

        3.9. CONSULTING DURING RENEWAL TERM. If Executive has been employed by Company during the entire Active Term, then this Agreement shall automatically be continued for an additional term of five fiscal years ending January 28, 2012 (the "Renewal Term"), during which Executive shall continue to be employed by the Company in a non-executive officer capacity and shall be paid a fixed salary of $1,343,000.00 per year payable in equal installments in accordance with Company's payroll practices for executive employees, representing total salary of $6,715,000.00 over the five years (the "Renewal Term Compensation"). Executive shall be available to consult with senior management and members of the Board regarding Company business to the extent Executive determines and without any minimum time commitment during the Renewal Term. At the commencement of the Renewal Term, Executive shall receive the car being provided under paragraph 3.5 at no further cost to Executive, provided Executive shall be responsible for withholding and other income tax on the value of the car. During the Renewal Term, Executive shall continue to be entitled to participate in the benefit plans described in paragraph 3.8, to the same extent as other executives of Company, provided, however if Executive does not qualify to participate in the health insurance program as a less than full time employee, the Company shall provide coverage for Executive and his spouse during the Renewal Term.

4. EXECUTIVE'S OBLIGATIONS.

        4.1. CONFIDENTIAL INFORMATION. Executive agrees that during and after his employment, any "confidential information" as defined below shall be held in confidence and treated as proprietary to Company. Executive agrees not to use or disclose any confidential information except to promote and advance the business interests of Company. Executive agrees that upon his separation from employment, for any reason whatsoever, he shall not take or copy, and shall immediately return to Company, any documents that constitute or contain confidential information. "Confidential information" includes, but is not limited to, any confidential data, figures, projections, estimates, pricing data, customer lists, buying manuals or procedures, distribution manuals or procedures, other policy and procedure manuals or handbooks, supplier information, tax records, personnel histories and records, company phone directories, lists of associates, organizational charts, information regarding sales, information regarding properties, product designs, design processes, manufacturing processes, information regarding manufacturers and suppliers and any other confidential information regarding the business, operations, properties or personnel of Company which are disclosed to or learned by Executive as a result of his employment, but shall not include his personal personnel records. Confidential information shall not include any information that (i) Executive had in his possession prior to his first performing services for Company; (ii) becomes a matter of public knowledge thereafter through sources independent of Executive; (iii) is disclosed by Company without restriction on its use; or (iv) is required to be disclosed by law or governmental order or regulation.

        4.2. NON-SOLICITATION.

4.2.1. EMPLOYEES. Executive agrees that during his employment, including the Renewal Term, and for two years after the end of his employment, for any reason, he shall not, directly or indirectly, solicit Company's employees to leave their employment; he shall not employ or seek to employ them; and, he shall not cause or induce any of Company's competitors to solicit or employ Company's employees.

4.2.2. THIRD PARTIES. Executive agrees that during his employment, including the Renewal Term, and for two years following the end of his employment, for any reason, he shall not, either directly or indirectly, recruit, solicit or otherwise induce or influence any customer, supplier, sales representative, lender, lessor or any other person having a business relationship with Company to discontinue or reduce the extent of such relationship except in the course of his duties pursuant to this Agreement and with the good faith objective of advancing Company's business interests.

        4.3. NONCOMPETITION. Executive agrees that during his employment, including the Renewal Term, and for a period of one year following the end of his employment, for any reason, he shall not, either directly or indirectly, accept employment with, act as a consultant to, or otherwise perform the same services (which shall be determined regardless of job title) for any business that directly competes with Company's business, which is understood to be the design, manufacture and retail sale (including Internet sales) of mens or womens specialty clothing, accessories, shoes, and related items regardless of whether such items are now included in Company's merchandise mix.

        4.4. COOPERATION.

4.4.1. WITH COMPANY. Executive agrees to cooperate with Company during the course of all third-party proceedings arising out of Company's business about which Executive has knowledge or information. Such proceedings may include, but are not limited to, internal investigations, administrative investigations or proceedings, and lawsuits (including pre-trial discovery). For purposes of this paragraph, cooperation includes, but is not limited to, Executive's making himself available for interviews, meetings, depositions, hearings, and/or trials without the need for subpoena or assurances by Company, providing any and all documents in his possession that relate to the proceeding, and providing assistance in locating any and all relevant notes and/or documents.

4.4.2. WITH THIRD PARTIES. Executive agrees to communicate with, or give statements to, third parties relating to any matter about which Executive has knowledge or information as a result of his employment only to the extent that it is Executive's good faith belief that such communication or statement is in Company's business interests; provided, however, the forgoing shall not restrict or prevent Executive from providing information to governmental or regulatory authorities as required by law.

4.4.3. WITH MEDIA. Executive agrees to communicate with, or give statements to, any member of the media (print, television or radio) relating to any matter about which Executive has knowledge or information as a result of his employment only to the extent that it is Executive's good faith belief that such communication or statement is in Company's business interests.

        4.5. REMEDIES. Executive agrees that any disputes under this paragraph shall not be subject to arbitration. If Executive breaches this paragraph, the damage will be substantial, although difficult to quantify, and money damages may not afford Company an adequate remedy; therefore, if Employee breaches or threatens to breach this paragraph, Company shall be entitled, in addition to other rights and remedies, to specific performance, injunctive relief and other equitable relief to prevent or restrain such conduct.

5. TERMINATION AND RELATED BENEFITS.

        5.1. DEATH. This Agreement shall terminate automatically upon Executive's death, and Company shall pay his surviving spouse, or if he leaves no spouse, his estate, any base salary earned by Executive, and any rights or benefits that have vested through the date of termination, including the payment of the full Renewal Term Compensation under paragraph 3.9. In addition, Company shall pay Executive's surviving spouse, or if he leaves no spouse, his estate, any declared but unpaid bonus that, but for Executive's death, would otherwise have been payable to Executive.

        5.2. PERMANENT DISABILITY. Upon Executive's permanent disability at anytime during the Active Term, Company shall have the right to terminate this Agreement immediately with written notice. Company shall not have the right to terminate this Agreement for Executive's permanent disability during the Renewal Term. For these purposes, permanent disability shall mean that Executive fails to perform his duties on a full-time basis for a period of more than 90 calendar days during any 12-month period, due to a physical or mental disability or infirmity. If this Agreement is terminated due to Executive's permanent disability, Company shall pay Executive any base salary earned and any rights or benefits that have vested through the date of termination, including the payment of the full Renewal Term Compensation under paragraph 3.9. In addition, Company shall pay Executive any declared but unpaid bonus that, but for Executive's disability, would otherwise have been payable to Executive.

        5.3. TERMINATION BY COMPANY.

5.3.1. DURING THE ACTIVE TERM. In addition to as provided below in paragraphs 5.3.2, Company may terminate this Agreement at any time during the Active Term, for any reason, upon 30 days' written notice to Executive. Company may, in its sole discretion, require Executive to cease active employment immediately. In the event of such a termination, Company shall have only the following obligations:

(i) Pay Executive severance in the form of base salary continuation for one year; provided, however, that such salary shall cease to be paid if Executive accepts or performs comparable employment.

(ii) If Executive has been employed the full fiscal year prior to the date of termination, pay Executive any incentive bonus declared, but unpaid.

(iii) Continue Executive's medical coverage for one year under the same terms as provided to other Company executives, or pay for COBRA coverage; provided, however, that such coverage shall cease upon Executive's becoming eligible for similar coverage under another benefit plan.

(iv) Pay Executive the full Renewal Term Compensation over five years beginning following the termination date.

5.3.2. FOR CAUSE. Company may terminate this Agreement at any time if it has "cause" to do so. For purposes of this paragraph, the term "cause" means the following:

(i) willful violation of laws and regulations governing Company;

(ii) willful failure to substantially comply with any material terms of this Agreement, provided Company shall make a written demand for substantial compliance setting forth the specific reason(s) for same and Executive shall have 60 days to cure, if possible;

(iii) willful breach of fiduciary duties;

(iv) willful damage, willful misrepresentation, willful dishonesty, or other willful conduct which Company determines has had or is likely to have a material adverse effect upon Company's operations, assets, reputation or financial conditions; or

(v) willful breach of any stated material employment policy of Company.

Failure to meet performance targets and measures shall not constitute "cause" as that term is used herein. Executive may have an opportunity to be heard by the Board prior to a termination for cause. For purposes of this paragraph, Executive's acts or omissions shall be considered "willful" if done without a good faith, reasonable belief that such act or omission was in Company's best interest. In the event of termination for cause, Company's obligations hereunder cease upon notice of termination.

5.3.4. METHOD OF PAYMENT. Executive agrees that Company shall have the option of paying the present value of any amount(s) due under this paragraph in a lump sum or in the form of salary continuation, but in no event shall such payout period exceed one year. Present value shall be calculated based upon National City Bank's prime interest rate.

        5.4. VOLUNTARY RESIGNATION BY EXECUTIVE. Executive may terminate this Agreement by his voluntary resignation at any time. Executive shall give at least 60 calendar days' written notice of his intention to resign to Company's Chairman, which Company may accept immediately. In the event of Executive's resignation, Company will have no further obligations or liability hereunder except for the payment of any salary accrued and unpaid at the date of termination.

        5.5. SALARY DUE AT TERMINATION. In the event of any termination of Executive's employment under this Agreement, Executive (or his estate) shall be paid any unpaid portion of his salary that has accrued by virtue of his employment during the period prior to termination, and any unpaid, declared bonus, together with any unpaid business expenses properly incurred under this Agreement prior to termination. Such amounts shall be paid within 15 days of the date of termination, unless otherwise provided herein.

6. ARBITRATION. Except as provided in paragraph 2.3 and in paragraph 4.5, the parties agree that arbitration shall be the sole and exclusive remedy to redress any dispute, claim or controversy involving the interpretation of this Agreement or the terms, conditions or termination of this Agreement or the terms, conditions or termination of Executive's employment with Company. The parties intend that any arbitration award shall be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction and enforcement may be had according to its terms. This paragraph shall survive the termination or expiration of this Agreement.

        6.1. Arbitration shall be held in Pittsburgh, PA, and shall be conducted by a retired federal judge or other qualified arbitrator mutually agreed upon by the parties in accordance with the Voluntary Arbitration Rules of the American Arbitration Association then in effect. The parties shall have the right to conduct discovery pursuant the Federal Rules of Civil Procedure; provided, however, that the Arbitrator shall have the authority to establish an expedited discovery schedule and cutoff and to resolve any discovery disputes. The Arbitrator shall not have jurisdiction or authority to change any provision of this Agreement by alterations of, additions to or subtractions from the terms hereof. The Arbitrator's sole authority in this regard shall be to interpret or apply any provision(s) of this Agreement. The Arbitrator shall be limited to awarding compensatory damages, including unpaid wages or benefits, but shall have no authority to award punitive, exemplary or similar-type damages.

        6.2. Any claim or controversy not sought to be submitted to arbitration, in writing, within 180 days of when it arose shall be deemed waived and the moving party shall have no further right to seek arbitration or recovery with respect to such claim or controversy.

        6.3. The arbitrator shall be entitled to award expenses, including the costs of the proceeding, and reasonable counsel fees.

        6.4. The parties hereby acknowledge that since arbitration is the exclusive remedy, neither party has the right to resort to any federal, state or local court or administrative agency concerning breaches of this Agreement, except as otherwise provided in paragraph 2.3 or paragraph 4.5, and that the decision of the Arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court before any administrative agency with respect to any arbitrable claim or controversy.

7. GENERAL PROVISIONS.

        7.1. The parties agree that the covenants and promises set forth in paragraphs 4, 5 and 6 shall survive the termination of this Agreement and continue in full force and effect.

        7.2. Except as otherwise provided in paragraph 6.2 above, failure to insist upon strict compliance with any term hereof shall not be considered a waiver of any such term.

        7.3. This Agreement along with any other document or policy or practice referenced herein (which are collectively referred to as "Agreement" herein), contain the entire agreement of the parties regarding Executive's employment and supersede any prior written or oral agreements or understandings relating to the same. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of both parties.

        7.4. If Executive's employment terminates, for any reason whatsoever, he shall immediately tender his written resignation from the Board, which resignation the Chairman may or may not accept.

        7.5. Once signed by both parties, this Agreement shall be binding upon and shall inure to the benefit of the heirs, successors, and assigns of the parties.

        7.6. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provisions of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

        7.7. The validity, construction, and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the laws of the State of Pennsylvania, without reference to the Pennsylvania choice of law rules.

        7.8. Any written notice required or permitted hereunder shall be mailed, certified mail (return receipt requested) or hand-delivered, addressed to Company's Chairman at Company's then principal office, or to Executive at the most recent home address on his paycheck. Notices are effective upon receipt.

        7.9. The rights of Executive under this Agreement shall be solely those of an unsecured general creditor of Company.

        7.10. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement consisting of 7 pages.

EXECUTIVE                                                                     AMERICAN EAGLE OUTFITTERS, INC.

/s/ Roger S. Markfield                                                         By:  /s/ James O'Donnell

Roger S. Markfield                                                                         James O'Donnell

Signed: May 16, 2005                                                          Signed: May 16, 2005